Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cinedigm Corp.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock	Rule 457(c) and (h)	14,010,000	(3)	$0.6693	$9,376,893.00	0.0000927	$869.24
	Equity	Class A common stock	Rule 457(c) and (h)	750,000	(4)	$0.6693	$501,975.00	0.0000927	$46.53
Fees Previously Paid
	Total Offering Amounts							0.0000927	$915.77
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fees Due								$915.77

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also relates to such indeterminate number of additional shares of Class A common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar capital structure, merger consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low trading prices for the Registrant’s Class A common stock on August 11, 2022, as reported on Nasdaq.

(3)	Consists of shares authorized for issuance pursuant to the Cinedigm Corp. 2017 Equity Incentive plan.

(4)	Consists of 600,000 and 150,000 shares of common stock issuable upon stock appreciation rights and performance stock units, respectively, issued to John K. Canning as inducement grants.